PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Jeff Corbin/Lee Roth
CEO and President	KCSA Worldwide
+1-775-356-9029	212-896-1214/212-8961209
dbronicki@ormat.com	jcorbin@kcsa.com/lroth@kcsa.com

Ormat Technologies, Inc. Reports Third Quarter 2004 Results

Record Revenues of $163 Million for the First Nine Months of 2004;
Net Income of $6.8 Million and EPS of $0.28 for the Third Quarter of 2004

SPARKS, Nevada, November 23, 2004  —  ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2004.

For the third quarter of 2004, total revenues were $63.3 million, a 95% increase from revenues of $32.4 million in the third quarter of 2003. The third quarter represents the first quarter in which revenues incorporate all power plants, including power plants that the company acquired during the last 12 month period ended September 30, 2004.

Net income for the third quarter was $6.8 million or $0.28 per common share versus net income of $4 million, or $0.17 per common share for the third quarter of 2003. There were 24,376,995 shares outstanding in the third quarter of 2004, reflecting the recapitalization on June 29, 2004 and the reverse stock split on October 21, 2004.

Electricity segment revenues were $48.8 million, an increase of 127% as compared with the third quarter of 2003. Product segment revenues were $14.5 million, an increase of 33% compared to the third quarter of 2003. As discussed below, this reflects the seasonality in the electricity segment of the company's business during the third quarter.

For the nine months ended September 30, 2004, total revenues were $163 million, a 94% increase over total revenues of $84.1 million for the same period in 2003 and greater than total revenues generated by the company for the full year 2003. Net income for the nine months ended September 30, 2004 was $13 million or $0.55 per common share as compared to $9.6 million, or $0.42 per share for the same period of 2003, increases of 35% and 31%, respectively. At the end of December 2003 and in February 2004, the company concluded debt financings of $344.5 million to finance its recent acquisitions thereby increasing the company's interest expenses during 2004.

Operating income for the third quarter of 2004 was $22.5 million, an increase of 171% from $8.3 million in the same period of 2003.

For the quarter ended September 30, 2004, the company's gross margin was 43.2% compared to 38.9% in the same quarter of 2003.

EBITDA, as adjusted, for the nine months ended September 30, 2004 was $79.2 million. This includes EBITDA, as adjusted, for the company's unconsolidated investment, interest of 50% in the Mammoth project in California and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to EBITDA, as adjusted, is set forth at the back of this release.

As of September 30, 2004, the company had cash and cash equivalents of $29.6 million compared to $8.9 million as of December 31, 2003. On November 16, 2004, Ormat Technologies, Inc. completed its initial public offering on the New York Stock Exchange raising proceeds of $100.3 million net of underwriters' commission and including the proceeds from the exercise in full of the underwriters' overallotment option and excluding expenses relating to the offering.

Commenting on the third quarter results, Dita Bronicki, Chief Executive Officer and President, said, "Ormat's financial performance during the first nine months of 2004 was very strong as the company achieved record revenues of $163 million, more than the company's entire revenues for the full year of 2003. Importantly, during the third quarter, our revenues reflect, for the first time, all of the acquisitions that we made during the past 12 months. Our net income during the nine months ended September 30, 2004 increased 35 percent and we maintained very strong margins. It is important to note that the third quarter reflects the seasonality in our business since many of our projects receive higher capacity payments under the relevant power purchase agreements during the summer months. The effect of this was approximately $9 million of higher revenues in the third quarter."

She continued, "Ormat is positioned to take advantage of its growth opportunities. In doing so, we intend to grow our power generation business through the development and construction of new geothermal and recovered energy-based power plants; to expand and enhance our existing projects; and to acquire additional geothermal and other renewable assets from third parties. It is our intention to work diligently and to continue to enhance the value of our company as well as that of our shareholders."

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.S.T. on November 24, 2004. The call can be accessed by dialing (800) 370-0740 in the United States and Canada and +1 (973) 409-9254 for all other international callers approximately ten minutes before the call. There will be a replay available from approximately 11:00 a.m. E.S.T., November 24, 2004 until December 1, 2004. To listen to the replay, please call (877) 519-4471 in the United States and Canada and +1 (973) 341-3080 for all other international callers and utilize code 5440720.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, builds, owns and operates geothermal power plants and also designs, develops and builds and plans to own and operate, recovered energy-based power plants. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment and provides related services. Founded in 1994, the company currently has operations in the United States, Israel, Guatemala, Kenya, Nicaragua and the Philippines.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company's plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in the Company's Prospectus filed with the Securities and Exchange Commission on November 12, 2004.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

About non – GAAP financial measures

This press release includes a financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: EBITDA, as adjusted. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management of Ormat Technologies, Inc. believes that EBITDA, as adjusted provides meaningful supplemental information that both management and investors benefit in assessing Ormat Technologies' ability to service debt, to raise additional funds, and facilitates management's internal comparison to the company's historical liquidity.

Ormat Technologies, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
For the three and nine-months periods ended September 30, 2004 and 2003
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Electricity:
Energy and capacity	$34,333	$21,494	$82,381	$57,145
Lease	14,470	—	36,637	—
Total electricity	48,803	21,494	119,018	57,145
Products	14,480	10,907	43,971	26,929
	63,283	32,401	162,989	84,074
Cost of revenues:
Electricity:
Energy and capacity	16,971	10,837	46,411	33,002
Lease	8,092	—	19,264	—
Total electricity	25,063	10,837	65,675	33,002
Products	10,908	8,973	34,030	19,279
	35,971	19,810	99,705	52,281
Gross margin	27,312	12,591	63,284	31,793
Operating expenses:
Selling, general and administrative	4,776	4,299	15,143	11,889
Operating income	22,536	8,292	48,141	19,904
Other income (expense):
Interest income	64	217	495	516
Interest expense	(11,737)	(2,277)	(31,212)	(6,112)
Foreign currency translation and transaction loss	(192)	(66)	(589)	(217)
Other non-operating income	76	48	221	326
Income before income taxes, minority interest and equity in income of investees	10,747	6,214	17,056	14,417
Income tax provision	(4,197)	(2,134)	(6,154)	(4,307)
Minority interest in earnings of subsidiaries	—	(161)	(108)	(560)
Equity in income of investee	213	106	2,248	294
Income before cumulative effect of change in accounting principle	6,763	4,025	13,042	9,844
Cumulative effect of change in accounting principle	—	—	—	(205)
Net income	$6,763	$4,025	$13,042	$9,639
Number of average shares	24,374,995	23,214,281	23,609,689	23,214,281
EPS	$0.28	$0.17	$0.55	$0.42

Ormat Technologies, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
For the three and nine-months periods ended September 30, 2004 and 2003
(Dollars in thousands, except per share amounts)

	September 30, 2004 (unaudited)	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$29,639	$8,873
Restricted cash and cash equivalents	27,068	16,371
Receivables:
Trade, net of allowance of $0 and $627 in 2004 and 2003, respectively	37,607	28,689
Related entity	2,126	1,939
Other	2,102	729
Inventories, net	10,900	3,712
Costs and estimated earnings in excess of billings on uncompleted contracts	1,784	1,922
Prepaid expenses and other	2,881	2,091
Total current assets	114,107	64,326
Restricted cash equivalents	19,350	—
Unconsolidated investments	47,766	46,760
Deposits and other	15,126	13,071
Property, plant and equipment, net	467,365	344,015
Construction-in-process	45,721	35,118
Deferred financing costs, net	15,510	7,843
Intangible assets, net	49,078	32,005
Total assets	$774,023	$543,138
Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable and accrued expenses	$38,160	$27,479
Billings in excess of costs and estimated earnings on uncompleted contracts	5,152	7,843
Current portion of long-term debt:
Limited and non-recourse	21,358	15,686
Full recourse	20,210	10,490
Senior secured notes (non-recourse)	3,279	—
Due to Parent	14,975	151
Total current liabilities	103,134	61,649
Long-term debt, net of current portion:
Limited and non-recourse	161,637	193,251
Full recourse	23,831	41,061
Senior secured notes (non-recourse)	186,506	—
Notes payable to Parent	193,187	177,004
Other liabilities	1,409	1,469
Deferred income taxes	20,375	13,886
Liabilities for severance pay	10,263	9,993
Asset retirement obligation	8,339	5,737
Total liabilities	708,681	504,050
Minority interest in net assets of subsidiaries	68	2,113
Stockholder's equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 24,374,995 and 23,214,281shares issued and outstanding	24	23
Additional paid-in capital	27,001	7,002
Divisional deficit	—	(11,263)
Unearned stock-based compensation	(196)	(86)
Retained earnings	38,445	41,299
Total stockholder's equity	65,274	36,975
Total Liabilities and Stockholders' Equity	$774,023	$543,138

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA, as adjusted.
(Dollars in thousands)

Reconciliation from net income to EBITDA, as adjusted:

Nine Months Ended September 30, 2004
Net income	$13,042
Adjusted for:
Interest expenses	31,212
Income tax provision	6,154
Depreciation and amortization	23,934
Depreciation, amortization, interest and taxes attributable to our equity in our unconsolidated investment in the Mammoth project and Leyte project	4,826
EBITDA, as adjusted	$79,168